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                                                                    EXHIBIT 99.1


For Immediate Release

Contact:
Kenneth A. Wilman, Jr., President and Chief Executive Officer
(603) 332-2610


                  PROFILE BANCORP, INC. ANNOUNCES COMPLETION OF
                            SUBSCRIPTION OFFERING AND
                         EXTENSION OF COMMUNITY OFFERING


DECEMBER 11, 2007, Rochester, New Hampshire - Profile Bancorp, Inc. (the "Company"), the holding company for Profile Bank, FSB, announced today that it completed its subscription offering to depositors and eligible borrowers at 12:00 Noon on December 7, 2007, and that it has extended the community offering. In order to consummate the offering, the Company must sell a minimum of 1,099,050 shares at $10 per share. Orders received to date will be maintained by the Company, with interest on subscribers' funds continuing to accrue until completion of the offering. The remaining shares are being offered to members of the general public in a community offering. Subject to market conditions, independent appraiser review and regulatory approval, the Company expects to sell in the aggregate approximately 1,099,050 shares, which is the minimum of the offering range, in the subscription and community offering. The Company may terminate the community offering at any time upon receiving subscriptions at the minimum of the offering range without further notice.

In addition, the Company has increased the individual purchase limitation to 30,000 shares ($300,000) and the group purchase limitation to up to 5% of the common stock sold in the offering (54,952 shares at the minimum of the offering range).

The completion of the offering remains subject to confirmation by RP Financial, LC., the Company's independent appraiser, of the Company's existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

The terms and conditions of the community offering are more fully set forth in the Company's prospectus dated November 9, 2007, as supplemented by the prospectus supplement dated December 11, 2007. The offering is made only by the prospectus, as supplemented, and shares may only be subscribed for using the order forms provided by the Company. Persons interested in subscribing for stock in the community offering may request a prospectus, prospectus supplement and order form by calling the Company's Conversion Center toll-free at (866) 217-4828. The Company has not set an expiration date for the community offering and may terminate the community offering at any time. Therefore, interested persons should request offering materials and return order forms promptly.

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This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering and the number of shares expected to be ordered in the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Profile Bank, FSB and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

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This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus, as supplemented. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.